Exhibit 99.1

ATSG Announces Executive Leadership Succession

Joe Hete Appointed Executive Chairman

Mike Berger Appointed Chief Executive Officer

Board Member Jeffrey Dominick Appointed President

WILMINGTON, Ohio – (BUSINESS WIRE) – Air Transport Services Group, Inc. (Nasdaq: ATSG), the global leader in medium wide-body freighter aircraft leasing, air operations, and support services, today announced that it is implementing the following succession plan: Joe Hete, who currently serves as Chairman of the Board of Directors and Chief Executive Officer, has been appointed Executive Chairman; Mike Berger, who currently serves as President, has been appointed Chief Executive Officer and a member of the company’s Board; and Jeffrey Dominick, who currently serves as a member of the Board of Directors, has been appointed President. These changes are effective immediately.

Randy Rademacher, Lead Independent Director, said, "Today’s announcement demonstrates our deep bench of talent at both the executive and Board level. Last year we were fortunate to have Joe step back into the CEO role at an important time for ATSG, and we are pleased he will continue to play a key role in guiding the company forward as Executive Chairman. We look forward to continuing to benefit from his extensive knowledge, distinguished leadership, and insights as we position ATSG for the future.”

Rademacher continued, “We are also excited to appoint Mike as the company’s next CEO. He has been an integral member of our management team since 2018, and he has helped to shape the company’s long-term strategic plan. ATSG will certainly benefit from his deep understanding of the global air freight industry and proven track record of success as a leader. Additionally, we are delighted to welcome Jeff to the company’s leadership team. Having served on our Board for over seven years, Jeff brings his vast experience in our business and competitive position to his new role as President, as well as significant expertise in capital markets and investing in airline and aircraft-related transactions. With today’s appointments, we are confident we have the right team in place to continue building on our strong foundation, solidifying our market-leading position, providing opportunities for our employees, and delivering meaningful value for our shareholders.”

Hete said, “It has been a privilege to serve as CEO again during this transitional period, and I look forward to moving into the Executive Chairman role and working closely with Mike and Jeff to help oversee ATSG’s ongoing success, drive value for all our stakeholders and deliver against our strategic priorities.”

Berger said, “As we work to create the world’s premier provider of aircraft leasing and cargo and passenger air transportation solutions, I am both honored and humbled to serve as the company’s next CEO. With our resilient business model and diverse customer base, ATSG has considerable momentum underway. I am eager to continue collaborating with our talented management team as we execute our strategy of delivering best-in-class transportation solutions for our air carriers, e-commerce leaders, government agencies and other stakeholders globally.”

About Joe Hete

Hete has held the position of Chairman of ATSG Board since May 2020 and CEO of the company since November 2023, following his prior service as CEO of the company from October 2007 to May 2020. Hete also previously served as the President of the company from October 2007 to September 2019 and as the CEO of the company’s subsidiary, ABX Air, Inc., from August 2003 to May 2020. Hete is a well-known and highly respected pioneer in the global air freight industry and brings approximately 40 years of leadership experience in the space.

About Mike Berger

Berger joined ATSG in 2018 and was promoted to President in October 2023. Prior to his role as President, he served as the company’s Chief Strategy Officer and Chief Commercial Officer and President of the company’s Airborne Global Solutions subsidiary. Prior to ATSG, he held senior leadership positions at major air express companies including DHL, TNT in Europe, and with Dicom Transportation Group of Canada. He began his career with Airborne Express.

About Jeffrey Dominick

Dominick is a Managing Partner of Westport, Connecticut-based AirWheel Investments L.P., a private equity fund founded in 2015 that invests in the commercial aviation sector. He has been a member of ATSG’s Board since November 2022 and previously served on the Board from 2008 to 2012. He stepped down from the Board when he accepted a position as a Managing Director at BlackRock Inc., a stockholder of ATSG, and is again stepping down from the ATSG Board to assume the role of President. Prior to BlackRock Inc., he was the Managing Director and Head of Non-Correlated Investments for Babson Capital Management LLC, a wholly owned subsidiary of the MassMutual Financial Group, and also worked in private equity and M&A for MassMutual Capital Partners. Dominick specialized in investing in airline and aircraft-related transactions for MassMutual and BlackRock. Prior to MassMutual, Dominick worked in Leverage Finance for Deutsche Bank and J.P. Morgan Chase.

About ATSG

Air Transport Services Group (ATSG) is a premier provider of aircraft leasing and cargo and passenger air transportation solutions for both domestic and international air carriers, as well as companies seeking outsourced airlift services. ATSG is the global leader in freighter aircraft leasing with a fleet that includes Boeing 767, Airbus A321, and Airbus A330 converted freighters. ATSG's unique Lease+Plus aircraft leasing opportunity draws upon a diverse portfolio of subsidiaries including three airlines holding separate and distinct U.S. FAA Part 121 Air Carrier certificates to provide air cargo lift, passenger ACMI and charter services. Complementary services from ATSG's other subsidiaries allow the integration of aircraft maintenance, airport ground services, and material handling equipment engineering and service. ATSG subsidiaries comprise ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; LGSTX Services, Inc.; and Omni Air International, LLC. For further details, please visit www.atsginc.com.

Contact:

Joe Payne, ATSG Chief Legal Officer & Secretary, ATSG, Inc.

937-366-2686